Consent of Qualified Person

The undersigned consents, on behalf of D.E.N.M. Engineering Ltd., to:

a)
The filing of the Technical Report Summary, effective March 24, 2025, with respect to the San José de Gracia Project (the “TRS”) as an exhibit to the Current Report on Form 8-K dated May 19, 2025 and the Quarterly Report on Form 10-Q for DynaResource, Inc. for the three months ended March 31, 2025 (collectively, the “Reports”);
b)
The use of and references to the undersigned’s name, including the undersigned’s status as an expert or “Qualified Person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with Sections 1.8, 1.12, 10, 14, 22.5, 22.9, 22.15.1.2, 22.15.2.4, 23.5, and 24 of the TRS and corresponding disclosures in the Reports; and
c)
Any extracts or summaries of the TRS included or incorporated by reference in the Reports, and any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Reports.

Dated:	May 19, 2025

{SIGNED AND SEALED} [David Salari]
Name:	David Salari, P.Eng.
Title:	President of D.E.N.M Engineering Ltd.